SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 11, 2006

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Gateway Financial Holdings, Inc.

North Carolina	000-33223	56-2264354
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1145 North Road Street, Elizabeth City, North Carolina	27909
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (252) 334-1511

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2. 02 — Results of Operations and Financial Condition

On August 14, 2006, Gateway Financial Holdings, Inc. (the “Corporation”) issued a press release announcing that it will restate its historical financial statements for the quarter ended March 31, 2006 to correct the accounting for certain derivative transactions relating to interest rate swap agreements associated with the Company’s prime based loan portfolio due to recent further evaluations of the derivative accounting rules. The corrections to the financial results reported in its recent Form 8-K and related press release for the second quarter will be noted in the Form 10Q for the second quarter.

The Corporation is the holding company for Gateway Bank & Trust Co., a full-service community bank with a total of twenty-two offices - eleven in Virginia: Virginia Beach (6), Chesapeake (2), Suffolk, Norfolk and Emporia; and eleven in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh, and a private banking center in Raleigh. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation’s web site at www.gwfh.com.

The Common Stock of the Corporation is traded on the Nasdaq Global Market under the symbol GBTS.

Item 4.02(a) — Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On August 11, 2006, management and the Audit Committee of the Board of Directors of the Corporation concluded after further examination and in light of recent developments and discussion with its independent registered accounting firm, Dixon Hughes PLLC (Dixon Hughes), that its historical financial statements for the quarter ended March 31, 2006 and its recent Form 8-K and related press release reporting results for the second quarter of 2006 should no longer be relied upon as a result of accounting treatment of certain derivative transactions relating to the Company’s interest rate swap associated with its prime based loan portfolio.

On December 31, 2005, the Company entered into a $150 million interest rate swap agreement to hedge variable rate loans. The purpose of this transaction was to reduce the asset sensitivity of the Company’s balance sheet given the interest rate environment at the time, and limit the future variability of a portion of its cash flows from variable rate loans. The Company believed the transaction qualified for cash flow hedge accounting when the transaction was originally recorded. However, after further examination and discussions with Dixon Hughes, the Company and its Audit Committee concluded that the swap transactions did not qualify for cash flow hedge accounting and documentation regarding these transactions did not meet the technical requirements of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). Therefore, any fluctuations in the market value of these interest rate risk management derivatives should have been recorded through the income statement instead of other comprehensive loss, which is a component of Stockholders’ Equity. There is no effect on cash flows or overall Stockholders’ Equity from this revised treatment.

“This issue has affected many financial institutions who, like us, believed their initial accounting treatment for the transactions was appropriate,” said Theodore L. Salter, the Company’s Chief Financial Officer. “The interpretations of how to apply SFAS 133 are very complex and continue to evolve. These transactions were proper, have created effective economic hedges, and have performed as anticipated. However, in light of our evaluation of recent interpretations and discussions with Dixon Hughes, we plan to restate our historical financial statements for the quarter ended March 31, 2006 and to change the accounting treatment for the affected derivative agreements going forward.”

The restatement is expected to have the following impact on net income and diluted earnings per share for the first quarter of 2006 and the previously announced earnings for the 2006 second quarter:

As Originally Reported		As Restated
Net	Diluted Net Income	Net	Diluted Net Income
Income	Per Share	Income	Per Share

For 2006:

1st Quarter	$1,359,000	$0.12	$224,000	$0.02
2nd Quarter	$1,513,000	$0.14	$864,000	$0.08

No restatement of 2005 is deemed necessary as the transaction occurred on the last day of the year and had no significant financial impact.

Mr. Salter further noted “Should the Company elect to hold the swap through its maturity date of December 30, 2008, these market value adjustments will reverse themselves over the life of the swap.”

The Company plans to amend its Quarterly Report on Form 10-Q for the three month period ended March 31, 2006 as soon as practicable to reflect the restatement.

Management and the Audit Committee have discussed the matters disclosed in this Form 8-K with Dixon Hughes in reaching the conclusion to restate the financial statements for the above-mentioned periods to reflect the correction of the interpretation.

Item 9.01(d) — Exhibits

Exhibit 99.1:	Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Gateway Financial Holdings, Inc.

By: /s/ Theodore L. Salter

Theodore L. Salter
Senior Executive Vice President
and Chief Financial Officer

Date:	August 14, 2006

Exhibit Index
99.1	Press release dated August 14, 2006